Exhibit 99.1

UBS	UBS Financial Services Inc.
C/o UBS AG
101 Park Avenue
New York, MY 10178
Trade Finance Services
TEL: 212-916-2212
FAX: 212-916-2402

To The Beneficiary:	Irrevocable Standby
Diodes Fabtech Inc.	Letter of Credit No. RA2JZ1
777 N.W. Blue Parkway, Suite 350	Issuance Date: March 31, 2008
Lee’s Summit, Missouri 64086	Expiration Date: September 30, 2008
Ladies & Gentlemen:
At the request and for the account of Diodes Incorporated, 3050 East Hillcrest Drive, Westlake Village, CA 91362 we establish our Irrevocable Standby Letter of Credit No. RA2JZ1 in favor of Diodes Fabtech Inc. (the “Beneficiary”), in an aggregate amount of USD165,000,000.00 (One Hundred Sixty Five Million and 00/100 USD) (the “Letter of Credit”) available for payment to the order of the Beneficiary on receipt of a duly completed demand in the form attached to this Letter of Credit (a “Demand”).
We give our irrevocable undertaking to the Beneficiary that Demands made under and in compliance with the terms of this Letter of Credit will be duly honored by us (without set-off or counter claim) within 3 days of receipt of such Demand by us at the address below. Demands and documents may also be presented by facsimile to 212-916-2402, attention: Trade Finance Services, confirming that originals were sent by overnight courier to the address stated below. In case of presentation by facsimile, the date of presentment of any Demand shall be the date a copy of the Demand was received by facsimile at UBS Financial Services Inc. from the Beneficiary.
A Demand must be received by no later than 4:00pm Eastern Time Zone on the Expiration Date.
Multiple Demands my be made under this Letter of Credit provided that the aggregate amount of the Demands shall not exceed USD165,000,000.00.
Except so far as otherwise expressly stated herein or in a manner which is inconsistent with the terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.
This Letter of Credit shall, as to matters not governed by ISP98, be governed by and construed in accordance with the laws of the State of New York, including Uniform Commercial Code, Article 5.
All communications to us with respect to this L/C must be addressed to our office located at 1010 Park Avenue, New York, NY 101078 to the attention of Trade Finance Services.
Very Truly Yours,
UBS Financial Services Inc.

/s/ Walter H Arnold	/s/ Figueroa
Authorized Signature Walter H Arnold	Authorized Signature
UBS Financial Services Inc. is a subsidiary of UBS AG.